EXHIBIT 8.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of incorporation or organization
AbCheck s.r.o.	Czech Republic
Affimed GmbH	Germany
Affimed, Inc.	Delaware